UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 22, 2018 (February 21, 2018)

Brookdale Senior Living Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32641	20-3068069
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

111 Westwood Place, Suite 400, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(615) 221-2250

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 — Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)
On February 22, 2018, Brookdale Senior Living Inc., a Delaware corporation (the "Company"), issued a press release announcing that T. Andrew Smith's employment as the Company's President and Chief Executive Officer (and as the Company's principal executive officer and principal operating officer) and service as a member of the Company's Board of Directors (the "Board") will terminate effective as of February 28, 2018, and that Bryan D. Richardson's employment as the Company's Executive Vice President and Chief Administrative Officer will terminate effective as of March 9, 2018. As a result of their respective terminations of employment, Mr. Smith will be entitled to receive payments associated with a termination by the Company without cause pursuant to the terms of his employment agreement and Mr. Richardson will be entitled to receive payments associated with a termination by the Company without cause pursuant to the Company's Tier I Severance Pay Policy, as amended, as a Designated Officer (as such term is defined in the policy). In addition, any outstanding equity awards held by Messrs. Smith and Richardson will be subject to the treatment associated with a termination by the Company without cause pursuant to the terms of the applicable equity plans and their existing award agreements.
Additionally, the Company announced in the same press release that on February 21, 2018, Daniel A. Decker, the Executive Chairman of the Board, informed the Board that he will retire from the Board (and all committees thereof) effective as of March 1, 2018. The Company also announced in the same press release that on February 21, 2018, William G. Petty, Jr. informed the Board that he has retired from the Board (and all committees thereof) effective immediately.
(c)
In the same press release, the Company announced that effective as of February 28, 2018, the Board has appointed Lucinda M. Baier to succeed Mr. Smith as the Company's President and Chief Executive Officer and as a Class I member of the Board for a term scheduled to expire, along with the other Class I directors, at the 2020 annual meeting of stockholders. Ms. Baier will serve as the Company's principal executive officer and principal operating officer effective upon her appointment as the Company's President and Chief Executive Officer on February 28, 2018. The Company currently intends to enter into an employment agreement and related compensation arrangements with Ms. Baier reflecting the terms and conditions of her role as the President and Chief Executive Officer of the Company.  A description of the terms of any such employment agreement and related compensation arrangements will be disclosed once they have been entered into and adopted by the Company.
Ms. Baier, age 53, currently serves as the Company's Chief Financial Officer, a position she has held since joining the Company in December 2015. Prior to joining the Company, Ms. Baier served as Chief Financial Officer of Navigant Consulting, Inc., a specialized global expert services firm, since March 2013 and its Executive Vice President since February 2013. Prior to that, she was Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Central Parking System, Inc., a leading firm in parking management and marketing, from August 2011 to October 2012, having previously served as its Senior Vice President and Chief Financial Officer since September 2010. Ms. Baier served from July 2008 to February 2010 as Executive Vice President and Chief Financial Officer of Movie Gallery, Inc., and served from 2006 until July 2008 as Chief Financial Officer of World Kitchen, LLC. In addition, Ms. Baier served as a member of the Board of Directors and Audit Committee of The Bon-Ton Stores, Inc. from 2007 until 2016. Ms. Baier's appointment as the Company's President and Chief Executive Officer and her more than fifteen years of executive leadership experience across multiple functions, including as the Company's Chief Financial Officer, led to the conclusion that she should serve as a member of the Board.
Ms. Baier will continue to serve as the Company's principal financial officer while the Company conducts a search for her replacement as the Company's Chief Financial Officer.
The Company also announced in the same press release that the Board has elected Lee S. Wielansky, a member of the Board since April 2015 and a member of both the Compensation Committee and the Investment Committee, to serve as the Non-Executive Chairman of the Board. The Board's Nominating and Corporate Governance Committee intends to fill the vacant Board seats created by Messrs. Decker's and Petty's retirements in due course.
(d)
As described above, on February 22, 2018, the Company announced that the Board has appointed Ms. Baier as a Class I member of the Board effective as of February 28, 2018.
A copy of the press release referred to in this Item 5.02 is attached hereto as Exhibit 99.1 and is incorporated in this Item 5.02 by reference.

Section 8 — Other Events
Item 8.01.    Other Events.
On February 22, 2018, the Company issued a press release announcing that the Company concluded its strategic review process and plans to implement a turnaround strategy, including the leadership and Board changes described in Item 5.02. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit	Description

99.1	Press Release dated February 22, 2018.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKDALE SENIOR LIVING INC.

Date:	February 22, 2018	By:	/s/ Chad C. White
		Name:	Chad C. White
		Title:	Executive Vice President, General Counsel and Secretary

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